COMPANY CONTACT:
                                                     Checkpoint Systems, Inc.
                                                     Craig Burns
                                                     Executive Vice President,
                                                     Chief Financial Officer,
                                                     Finance and Operations
                                                     (856) 848-1800
                                            INVESTOR RELATIONS CONTACTS:
                                                     Christine Mohrmann,
                                                     Lindsay Hatton
                                                     Financial Dynamics
                                                     (212) 850-5600

FOR IMMEDIATE RELEASE


          Checkpoint SYSTEMS, INC. ANNOUNCES PLAN TO REDEEM $35 MILLION OF
                    5 1/4% CONVERTIBLE SUBORDINATED Debentures

Thorofare, New Jersey, September 23, 2003 - Checkpoint Systems, Inc. (NYSE: CKP) today announced that it will redeem $35.0 million of the aggregate principal amount of its existing 5 1/4% Convertible Subordinated Debentures due 2005 ("the Notes"). The redemption will take place on November 8, 2003. The Company will use cash flow from operations in addition to borrowings under its revolving credit facility to fund the pending redemption.

Checkpoint issued $120 million of the Notes in October 1995 and, upon the completion of the pending redemption, the principal balance of the Notes will be $85.0 million. The Notes are due in November 2005. Each Note in the denomination of $1,000 is convertible, at the holder's option, into 54.4218 shares of the Company's common stock, which is equivalent to a conversion price of $18.375 per share. On September 23, 2003, the last reported sale price of Checkpoint Systems Common Stock on the NYSE was $16.30. The CUSIP numbers for the Notes are 126825AB9 and U16197AA0.

Prior to 5:00 p.m. (Eastern Time) on November 3, 2003, holders of Notes called for redemption may convert their Notes into shares of Checkpoint Systems Common Stock. Cash will be paid in lieu of fractional shares. Any Notes called for redemption and not converted on or before 5:00 p.m. (Eastern Time) on November 3, 2003, will be automatically redeemed on November 8, 2003, after which interest will cease to accrue.


This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase. This press release shall not constitute a notice of redemption of the Notes.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.